U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES AND EXCHANGE ACT OF 1934

                           August 26, 2004
                   --------------------------------
                   (Date of earliest event reported)


                      Commission File #0-11078

                  THE AMERICAN EDUCATION CORPORATION
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(Exact name of small business issuer as specified in its charter)

             Nevada                          73-1621446
---------------------------------    ---------------------------------
  (State or other jurisdiction       (IRS Employer Identification No.)
of incorporation or organization)

              7506 North Broadway Extension, Suite 505
                      Oklahoma City, OK  73116
              ----------------------------------------
              (Address of principal executive offices)

                           (405) 840-6031
                     ---------------------------
                     (Issuer's telephone number)


Item 8.01.  Other events.

On August 13, 2004, The American Education Corporation issued the press release attached hereto as Exhibit 99.1 titled "THE AMERICAN EDUCATION CORPORATION REPORTS 24% REVENUE GROWTH FOR THE SIX-MONTH 2004 PERIOD Company Posts Profitable Quarterly Performance."

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Item 9.01.  Financial Statements and Exhibits.

        (c) Exhibits.

            99.1:  Company press release titled "THE AMERICAN
                   EDUCATION CORPORATION REPORTS 24% REVENUE
                   GROWTH FOR THE SIX-MONTH 2004 PERIOD
                   Company Posts Profitable Quarterly Performance." dated August 13, 2004.




                              SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on August 26, 2004.

                                   THE AMERICAN EDUCATION CORPORATION


Date:  August 26, 2004             By:  /s/ Jeffrey E. Butler
                                   --------------------------
                                   Jeffrey E. Butler
                                   President, Chief Executive Officer

------------------ --------------------------------------------------

Exhibit No.

     99.1  Company press release titled "THE AMERICAN EDUCATION
           CORPORATION REPORTS 24% REVENUE GROWTH FOR THE SIX-MONTH
           2004 PERIOD Company Posts Profitable Quarterly Performance." dated August 13, 2004.


                             PRESS RELEASE


For further information contact:

Jeffrey E. Butler                    or                Geralyn DeBusk
The American Education Corporation     Halliburton Investor Relations
800-34APLUS or 800-222-2811                              972-458-8000
E-mail: jeb@amered.com
URL: www.amered.com

For Immediate Release


                  THE AMERICAN EDUCATION CORPORATION REPORTS
               24% REVENUE GROWTH FOR THE SIX-MONTH 2004 PERIOD
                COMPANY POSTS PROFITABLE QUARTERLY PERFORMANCE

Oklahoma City, August 13, 2004: The American Education Corporation (AEC) (OTC/BB: AEDU) today announced that its second quarter consolidated net revenues increased by 13%, while six-month revenues increased by 24% for the period ended June 30, 2004. Net revenues for the 2004 quarterly period were $2,770,205, versus $2,450,636 for the same quarter of 2003. 2004 second-quarter net income declined to $174,976, or $0.012 per share, versus $270,007, or $0.019 per share, for the year-ago quarter. Declines in consolidated profitability were a result of losses experienced by subsidiary units.

Gross margins for the quarter ended June 30, 2004 were $2,435,209, or 88% of net revenues, which included the results for the Learning Pathways ("LPL") and Dolphin subsidiary operations on a consolidated basis. This represents an increase of 2% over the prior year's quarterly period, when gross margins were 86% of net revenues. Core AEC software publishing gross margins remained at approximately 97% of net revenues, consistent with historical results. During the quarterly period, total operating expenses increased 26% in expenditure level amounts as compared to the prior year's quarter. This increase in operational expense is largely due to non-cash depreciation and amortization charges and planned increases in marketing and selling expenditures. EBITDA for the quarter was $872,104 and was 31% of consolidated net revenues.

For the six months ended June 30, 2004, consolidated net revenues increased 24%, from $4,347,954 to $5,383,742. Consolidated gross margins for the period increased 28%, to $4,705,871 from the $3,683,701 reported for the prior year period, an increase to 87% of net consolidated revenues. Total operating expense for the quarterly period increased 32%, to $4,150,707 from $3,136,603 as reported in the prior year's period. Net after-tax profit decreased to $195,981 from $284,219, reflecting per share earnings of $0.014 for the 2004 six-month period. EBITDA for the six-month period was $1,376,163, representing 26% of consolidated net revenues and a 4% increase over the $1,324,748 reported for the same period in 2003. Declines in consolidated profitability for the six-month period were a result of losses experienced by subsidiary units.

At June 30, 2004, total assets increased 2%, to $9,986,854 from $9,810,546, while current assets increased by 11% over the December 31, 2003 year-end. Working capital increased 8%, from $782,983 to $846,049 during this same period, even though the Company's $300,000 subordinated notes were classified as a current liability during the period. At June 30, 2004, stockholders' equity increased 4%, from $5,711,287 to $5,917,477, as a result of earnings.

Commenting on the results, Jeffrey E. Butler, Chief Executive Officer of the Company, stated, "The core AEC operating unit's revenues increased 23% and 39%, respectively, during the quarter and six-month periods. This performance represents the fifth consecutive quarter of substantial growth and profitability experienced by the AEC core publishing operations. Pretax income for the Corporation's core business unit was also up significantly for the quarter to $802,571 versus $636,736, representing a 26% increase in pretax earnings compared to the prior year's quarter. For the 2004 six-month period, pretax income jumped 66%, from $661,231 to $1,098,820, representing a 23% increase in revenues over the prior year's performance. Importantly, this performance was achieved in spite of a doubling in quarterly and six-month marketing and selling expenses as the Company seeks to capitalize on its expanded K-12 and post secondary product offerings. AEC's top-line growth is being driven by quality products and support services and, as a result, the Company is securing increasingly larger dollar-size orders for site license,


The American Education Corporation Announces Second Quarter Earnings August 13, 2004
Page 2

online and product upgrade-based transactions. Since late last year, the Company has worked to expand geographical sales coverage to improve its long-term competitive position and to capitalize on growth opportunities as a result of market growth and expanded product lines. This expansion program has been successful, and we would expect the new sales coverage to begin to contribute to company performance in the last half of 2004."

"These continued, significant core AEC unit business performance gains were offset by quarterly and period losses at the Dolphin and Learning Pathways (UK) subsidiaries. With respect to these subsidiary units, Dolphin has bid on a number of new development contracts during the quarter, which should provide excellent prospects for the subsidiary's profitable performance for the balance of 2004, if these contracts are awarded. LPL's domestic UK revenue performance was equivalent to the prior year's quarter, but this business unit still has not reached a break-even status despite a reduction in controllable expense levels which were down substantially from the same 2003 period," Mr. Butler continued.

"As previously indicated, management believes that the AEC business unit's rapidly improving operating results continue to be sustainable; and we believe AEC's U.S. operations have the capacity to achieve industry-leading financial results in 2004. As a cautionary note, the Company's industry segment, K-12 technology, is very dependent on state and federal funding. Funding to schools is still in a state of fragile regional recovery and is still vulnerable to external disruption. Assuming that there are no disruptive external events, the level performance reported by the core AEC unit should continue, as we have successfully expanded sales coverage and are in the process of releasing important new products and upgrades later this summer. Going forward, we plan to capitalize on growing product strengths by continuing to direct more resources to the marketing and sales efforts. It is very clear that we must also find the solutions to bring the Dolphin and LPL business units to a level of performance to become meaningful contributors to consolidated financial performance. If subsidiary issues can be resolved during the closing half of fiscal 2004, we will have a good year," he concluded.

The Company's Java-based technology, the A+nyWhere Learning System, registered, Versions 3.0 and 4.0 of educational software products, provides for an integrated offering of grade levels 1-12 software for Reading, Mathematics, Language Arts, Science, Writing, History, Government, Economics and Geography. In addition, the Company provides assessment testing and instructional content for the General Educational Development (GED) test. All company products are designed to provide for LAN, WAN and Internet delivery options. The Company has developed a computer adaptive, companion academic skill assessment testing tool to provide educators with the resources to more effectively use the Company's curriculum content aligned to important state and national academic standards. Spanish-language versions are available for Mathematics and Language Arts for grade levels 1-8. The Company's curriculum content is aligned to the other third-party digital resources such as the World Book Multimedia Encyclopedia and GoKnow's scientifically based, Internet-accessible curriculum and reference materials, which may be accessed directly from A+LS lessons. The A+LS comprehensive family of educational software is now in use in over 11,000 schools, centers of adult literacy, colleges and universities, and correctional institutions in the U.S., UK and other international locations. A+dvancer Online Courseware, trademark, diagnostic, prescriptive test and online developmental curriculum offering, is aligned to the Company's new ACCUPLACER OnLine, registered, the leading college placement test for students requiring developmental support to enroll in full credit secondary coursework in mathematics, reading, algebra and writing.

ACCUPLACER and ACCUPLACER OnLine are either trademarks or registered trademarks owned by the College Entrance Examination Board, New York, NY.

Note: Certain matters discussed above concerning the future performance of the Company are forward-looking statements intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such by words such as "believes," "anticipates," "plans," "expects" or words of similar import. The future performance of the Company is subject to a number of factors including, but not limited to, general economic conditions, competitive activity and funding available to schools.


                   THE AMERICAN EDUCATION CORPORATION
                   ----------------------------------
                        7506 BROADWAY EXTENSION
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                        OKLAHOMA CITY, OK 73116
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                             1-800-34APLUS
                             -------------
                            www.amered.com
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                            -Tables Follow-
                                                                  Pre04-7





The American Education Corporation Announces Second Quarter Earnings August 13, 2004
Page 3


Statement of Income


                   Three Months Ended    Three Months Ended
                      June 30, 2004         June 30, 2003        %
                        (unaudited)          (unaudited)       Change
                   ------------------    ------------------    ------

Sales                   $2,770,205           $2,450,636           13%

Operating Income           452,001              541,160          (16%)

Net Income                 174,976              270,007          (35%)

Earnings per share -
  primary                     .012                 .019          (37%)
  diluted                     .011                 .019          (42%)

EBITDA                     872,104              934,672           (7%)


                     Six Months Ended      Six Months Ended
                      June 30, 2004         June 30, 2003        %
                        (unaudited)          (unaudited)       Change
                   ------------------    ------------------    ------

Sales                   $5,383,742           $4,347,954           24%

Operating Income           555,164              547,098            1%

Net Income                 195,981              284,219          (31%)

Earnings per share -
  primary                     .014                  .02          (30%)
  diluted                     .013                  .02          (35%)

EBITDA                   1,376,163            1,324,748            4%

Balance Sheet Data

                          June 30,            December 31,       %
                            2004                  2003         Change
                   ------------------    ------------------    ------

Current Assets          $3,671,710            $3,293,259         11%

Total Assets             9,986,854             9,810,546          2%

Current Liabilities      2,825,661             2,510,276         13%

Stockholders' Equity     5,917,477             5,711,287          4%